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As filed with the Securities and Exchange Commission on February 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARGO ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1959505 (I.R.S. Employer Identification No.)
6533 Flying Cloud Drive Eden Prairie, Minnesota (Address of Principal Executive Offices)	55344 (Zip Code)

FARGO ELECTRONICS, INC. 2003 STOCK INCENTIVE PLAN
(Full title of the plan)

Gary R. Holland
Chief Executive Officer
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344
(952) 941-9470
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this Registration Statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share	1,000,000	$11.70	$11,700,000	$1,482.39

(1)
This Registration Statement also includes Series C Preferred Stock purchase rights, which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Stockholder Rights Agreement dated February 9, 2000.

(2)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate amount of additional shares of common stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described in this Registration Statement.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act as follows: (i) with respect to options to purchase shares previously granted under the plan, on the basis of the weighted average exercise price of such option grants, and (ii) with respect to options to be granted under the plan, on the basis of the average between the high and low sales prices of the Registrant's Common Stock on February 18, 2004 as quoted on the Nasdaq National Market System.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Fargo Electronics, Inc. (the "Registrant" or the "Company") (File No. 000-29029) with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

          (1)   The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

          (2)   The Company's Quarterly Reports on Form 10-Q for the interim periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

          (3)   All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2002, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 9 or Item 12 thereof; and

          (4)   The description of the Company's Common Stock and Series C Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 20, 2000 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Delaware Law and the Company's Amended and Restated Certificate of Incorporation provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any director, officer, employee or agent of the Company made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

        The Company has also entered into indemnification agreements with all of the directors and executive officers as well as one key employee of the Company whereby the Company has agreed to indemnify and hold each harmless from and against any claims, liability, damages or expenses incurred with respect to the Company to the maximum extent permitted by Delaware law. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

        The Company also maintains a directors and officers insurance policy pursuant to which directors and officers of the Company are insured against liability for certain actions in their capacity as directors and officers.

Item 7. Exemptions from Registration Claimed.

        Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

Exhibit No.
4.1	Stockholder Rights Agreement of the Company (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 000-29029)).
4.2
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 000-29029)).
4.3
Bylaws of the Company, as amended on August 3, 2000 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-29029)).
5.1	Opinion of Oppenheimer, Wolff & Donnelly LLP (filed herewith electronically).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).
23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act") if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

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    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on February19, 2004.

FARGO ELECTRONICS, INC.
By:	/s/ GARY R. HOLLAND Gary R. Holland Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Gary R. Holland and Paul W.B. Stephenson, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 19, 2004 by the following persons in the capacities indicated.

/s/ GARY R. HOLLAND Gary R. Holland	/s/ EDWARD H. BERSOFF Edward H. Bersoff, Director
Chairman of the Board of Directors, President
and Chief Executive Officer (Principal Executive Officer)	/s/ EVERETT V. COX Everett V. Cox, Director
/s/ PAUL W.B. STEPHENSON Paul W.B. Stephenson	/s/ WILLIAM H. GIBBS William H. Gibbs, Director
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)	/s/ KENT O. LILLEMOE Kent O. Lillemoe, Director
/s/ DAVID D. MURPHY David D. Murphy, Director
/s/ ELAINE A. PULLEN Elaine A. Pullen, Director
/s/ EDWARD J. SMITH Edward J. Smith, Director

INDEX TO EXHIBITS

No.	Item	Method of Filing
4.1	Stockholder Rights Agreement	Incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 000-29029).
4.2	Amended and Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 000-29029).
4.3	Bylaws of the Company, as amended on August 3, 2000	Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 000-29029).
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically.
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith electronically.
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.
24.1	Power of Attorney	Included on the signature page to this Registration Statement.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS